Exhibit 99.1

October 21, 2003

FOR IMMEDIATE RELEASE

Washington Mutual Announces Third Consecutive $1 Billion Quarter

Board of Directors Increases Cash Dividend

SEATTLE — Washington Mutual, Inc. (NYSE: WM) today announced earnings of $1.03 billion, or $1.12 per diluted share, for the quarter ended Sept. 30, 2003, up 10 percent on a per share basis from $981 million, or $1.02 per diluted share for the same period a year ago.

Based on the quarter’s earnings and the company’s capital generating ability, Washington Mutual’s Board of Directors declared a cash dividend of 41 cents per share on the company’s common stock, up one cent from 40 cents per share in the previous quarter. The company has now increased its cash dividend for 33 consecutive quarters.

Additional highlights of the recently completed quarter included:

•	The addition of 76 new retail banking stores and 25 new home loan stores throughout the country. The company is on pace to open approximately 250 retail banking stores and 70 home loan stores in 2003 as it continues to expand its national franchise;

•	Continued growth in net retail checking accounts, one of the company’s key relationship-building products, which increased by 245,000 during the quarter; and total net retail checking accounts were up 11 percent since Sept. 30, 2002. Over the past 12 months, there has been an increase of over 791,000 net retail checking accounts;

•	Depositor and other retail banking fees of $471 million were up 11 percent from the same period a year ago;

•	Record loan volume of $130.59 billion was up 73 percent from the third quarter of 2002 and 9 percent from the second quarter of 2003;

•	Home equity loans and lines of credit volume of $9.65 billion in the third quarter of 2003 increased 167 percent from $3.62 billion in the third quarter of 2002 and 30 percent from $7.44 billion in the second quarter of 2003;

•	Multi-family lending volume of $2.60 billion in the third quarter of 2003 increased 39 percent from $1.87 billion in the third quarter of 2002 and 28 percent from $2.02 billion in the second quarter of 2003;

•	An improved return on average common equity of 19.82 percent compared with 18.79 percent in the third quarter of 2002 and 19.25 percent in the second quarter of 2003; and

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•	A decline in nonperforming assets as a percentage of total assets to 0.78 percent from 0.82 percent at the end of the second quarter.

“Continued growth of accounts and our key loan portfolios, and the expansion of our national franchise led to another solid quarter for the company” said Kerry Killinger, Washington Mutual’s chairman, president and CEO. “Although the period was marked by significant volatility in interest rates, we continued to see positive trends in the key drivers of our business.”

“In addition, we took another evolutionary step toward our mission to become the nation’s leading retailer of financial services by realigning our organization around our two primary customer groups — consumers and commercial clients. This move will result in a much more integrated and unified retailing strategy focused on maximizing household growth and multiple product relationships with our customers nationally. In addition, it positions us more effectively to deliver a superior customer experience across all channels and drive efficiencies and operational excellence across the enterprise.”

THIRD QUARTER RESULTS

Net Interest Income

For the third quarter of 2003, net interest income declined slightly to $1.95 billion compared with $2.03 billion in the second quarter of 2003. Growth in average loans held in portfolio partially mitigated a decline in the net interest margin. The net interest margin in the current quarter declined, as expected, to 3.15 percent, a decrease of 15 basis points from the second quarter of 2003 and a decrease of 21 basis points from the third quarter of 2002 mainly due to the continued downward repricing of loans and securities from the higher interest rate environment during the past twelve months.

Noninterest Income

Noninterest income remained steady at $1.65 billion compared with $1.63 billion in the second quarter of 2003, and up 20 percent from the third quarter of 2002.

Consumers continued to choose Washington Mutual to serve their financial needs, leading to an increase of 245,000 net retail checking accounts during the third quarter and an increase of over 791,000 net retail checking accounts over the past twelve months.

Depositor and other retail banking fees increased $45 million to $471 million, up 11 percent from $426 million in the third quarter of 2002.

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During the third quarter, the company recorded a net loss from mortgage loans of $126 million, after revaluation gains on derivatives (loans held for sale risk management), compared with a net gain of $475 million in the prior quarter. The loss was due, in part, to significant volatility in interest rates during the quarter as well as previously reported operational issues in the company’s mortgage business. “We have identified the issues that led to these challenges and have implemented measures to address them,” Killinger said.

The impact of the third quarter loss from mortgage loans was mitigated by a net recovery from the mortgage servicing rights valuation reserve and lower mortgage servicing rights amortization, as well as gains from the sale of available-for-sale securities.

Lending

Strong loan applications in the previous quarter contributed to the record loan volume of $130.59 billion in the third quarter, up 73 percent from $75.48 billion in the third quarter of 2002 and 9 percent from $120.32 billion in the second quarter of 2003. Despite the third quarter’s record loan volume, home loan applications for the month of September were approximately 50 percent less than in July when they reached a peak for the year.

Efficiency Ratio

For the quarter, the efficiency ratio was 51.69 percent compared with 52.49 percent in the second quarter of 2003 and 48.99 percent in the third quarter of 2002. Noninterest expense totaled $1.86 billion, which was down slightly from $1.92 billion during the second quarter of 2003.

Credit Risk Management

The loan portfolio continued to perform within expectations and consistently with recent quarters. Net charge-offs were $111 million, down slightly from $118 million in the second quarter of 2003. Nonperforming assets declined $89 million from June 30, 2003 to $2.22 billion and represented 0.78 percent of total assets. The decline in nonperforming assets was spread broadly across most product lines and the company continued to take advantage of market opportunities to reduce specific credit risk exposures.

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The provision for loan and lease losses for the quarter was $113 million versus $118 million in the prior quarter, in line with the company’s previous guidance that the provision would tend to converge with the level of charge offs in the current environment. The allowance for loan and lease losses remained steady at $1.70 billion.

Balance Sheet and Capital Management

Balance sheet growth during the quarter was fueled primarily by the expansion of the home equity loans and lines of credit, multi-family lending and ARM portfolios. At Sept. 30, consolidated assets were $286.72 billion, up 7 percent from $268.30 at Dec. 31, 2002.

At Sept. 30, 2003, balances of transaction deposits, which include checking, savings and money market deposits, represented 81 percent of total deposits, compared with 78 percent at Dec. 31, 2002. Total deposits were $164.14 billion at the end of the third quarter, up from $155.52 billion at Dec. 31, 2002, but down from $166.46 billion at the end of the second quarter. A reduction in custodial deposits during the quarter, reflecting a slowing in home loan refinancing activity, was significantly offset by a continued strong expansion of our retail deposit base.

During the third quarter, the company repurchased 11.6 million shares of its common stock at an average price of $39.25. The company’s tangible common equity was 5.29 percent of total tangible assets at Sept. 30, 2003.

In addition, the capital ratios of the company’s banking subsidiaries continued to exceed federal regulatory requirements for classification as “well-capitalized” institutions, the highest regulatory standard.

Outlook

“Looking ahead, Washington Mutual is well-positioned to achieve its business objectives while progressing toward our long-term goal of building the nation’s leading retailer of financial services to the broad middle market,” Killinger said. “As we progress toward this goal, our management team is focused on delivering increased value to our customers, generating growth in our key businesses and driving greater productivity and efficiency in our operations.”

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Company Updates

•	As part of its realignment, the company announced that 18-year Washington Mutual veteran Deanna Oppenheimer, president of the company’s Banking and Financial Services Group, will manage the company’s retail consumer businesses of retail banking, home lending, consumer insurance services and its retail brokerage services.

•	In addition, Craig Chapman, chief administrative officer and president of the Specialty Finance Group, will manage all of the operating units responsible for serving the company’s commercial clients, including multi-family and commercial real estate lending, commercial banking, mortgage banker finance and home builder finance. He will also manage Long Beach Mortgage Company and WM Finance.

•	Washington Mutual announced a five-year relationship with Earvin “Magic” Johnson, chairman and CEO of Johnson Development Corporation, to open home loan centers throughout the nation’s underserved communities to help people in these neighborhoods build wealth, achieve their financial goals and realize the dream of home ownership. A kick-off event and community celebration were held in Harlem, NY. Similar openings will follow in Atlanta, Chicago, Los Angeles and Washington, D.C. in the coming months. A total of 15 home loan centers are planned for the first year of the partnership.

•	Washington Mutual opened a record-setting 49 retail banking de novo stores in August, with 32 opened in Chicago. The company now has 60 stores in Chicago. The milestone marked the largest number of retail banking stores the company has opened in one month.

•	Dividends on common stock are payable November 14, 2003 to shareholders of record as of October 31, 2003.

About Washington Mutual

With a history dating back to 1889, Washington Mutual is a retailer of financial services that provides a diversified line of products and services to consumers and commercial clients. At Sept. 30, 2003, Washington Mutual and its subsidiaries had assets of $286.72 billion. Washington Mutual currently operates more than 2,700 consumer banking, mortgage lending, commercial banking, consumer finance and financial services offices throughout the nation. Washington Mutual’s press releases are available at www.wamunewsroom.com.

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A conference call to discuss the company’s financial results will be held on Wednesday, Oct. 22, 2003, at 10:30 am EDT and will be hosted by Killinger and Tom Casey, Executive Vice President and CFO. The conference call is available by telephone or on the Internet.

The telephone number for the conference call is 1-877-546-1566. Participants calling from outside the United States may dial 1-630-395-0021. The passcode “WaMu” is required to access the call. Via the internet, the conference call is available on the Investor Relations portion of the company’s web site at www.wamu.com/ir. A transcript of the prepared remarks will be on the company’s web site for 30 days following the call.

A recording of the conference call will be available after 1 p.m. EDT on Wednesday, October 22, 2003 through 11:59 p.m. EDT on Friday, Oct. 31, 2003. The recorded message will be available at 1-800-337-5620. Callers from outside the United States may dial 1-402-220-9653.

Forward Looking Statement

These presentations contain forward-looking statements, which are not historical facts and pertain to future operating results. These forward-looking statements are within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, expectations and intentions and other statements contained in this document that are not historical facts. When used in these presentations, the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” or words of similar meaning, or future or conditional verbs, such as “will,” “would,” “should,” “could,” or “may” are generally intended to identify forward-looking statements. These forward-looking statements are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the results discussed in these forward-looking statements for the reasons, among others, discussed under the heading “Factors That May Affect Future Results” in Washington Mutual’s 2002 Annual Report on Form 10-K and under the heading, “Cautionary Statements,” in Washington Mutual’s Quarterly Report on Form 10-Q for the period ended June 30, 2003, which include: changes in general business and economic conditions may significantly affect our earnings; the risk that our inability to effectively manage the volatility of our mortgage banking business could adversely affect our earnings; a failure to effectively implement our business operations technology solutions could adversely affect our earnings and financial condition; competition from other financial services companies in our markets could adversely affect our ability to achieve our financial goals; and changes in the regulation of financial services companies could adversely affect our business.

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Media Contact:	Alan Gulick
(206) 377-3637
alan.gulick@wamu.net

Investor Contacts:	JoAnn DeGrande	Ruthanne King
	(206) 461-3186	(206) 461-6421
	joann.degrande@wamu.net	ruthanne.king@wamu.net